UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2009

PULTE HOMES, INC.

(Exact name of registrant as specified in its Charter)

Michigan	1-9804	38-2766606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304

(Address of principal executive offices)                                                 (Zip Code)

Registrant’s telephone number, including area code     (248) 647-2750

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On July 31, 2009, Pulte Mortgage LLC (“Pulte Mortgage” or the “Seller”), a wholly-owned subsidiary of Pulte Homes, Inc., entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with Bank of America, N.A. The purpose of the Repurchase Agreement is to finance the origination of mortgage loans by Pulte Mortgage. The Repurchase Agreement provides for loan purchases of up to $35 million, subject to certain sublimits and increasing to $70 million upon completion of Pulte Homes, Inc.’s merger with Centex Corporation, which is expected to be completed on or about August 18, 2009. There is no accordion feature. The Repurchase Agreement expires on July 30, 2010.

Advances under the Repurchase Agreement carry a Pricing Rate based on the Libor Rate plus the Applicable Margin, as defined in the Repurchase Agreement as 2.25%, or the Default Rate, as defined in the Repurchase Agreement as 5.0%. The Repurchase Agreement also provides for a Libor Rate Floor of 2.0%.

The Repurchase Agreement contains various affirmative and negative covenants. The negative covenants include, among others, certain limitations on transactions involving acquisitions, mergers, the incurrence of debt, sale of assets, and creation of liens upon any of its Mortgage Notes. Additional covenants include: (i) Adjusted Tangible Net Worth shall not be less than $52.8 million, (ii) the Adjusted Tangible Net Worth Ratio shall not be more than 10.0 to 1.0, (iii) Net Income shall not be less than $1, and (iv) Liquidity shall be no less than $15.0 million.

The Repurchase Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference. The above referenced summary of the material terms of the Repurchase Agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Master Repurchase Agreement dated as of July 31, 2009 between Bank of America, N.A., as Buyer and Pulte Mortgage LLC, as Seller.

10.2	Transactions Terms Letter for Master Repurchase Agreement dated as of July 31, 2009 between Bank of America, N.A., as Buyer and Pulte Mortgage LLC, as Seller.

10.3	Early Purchase Program Addendum to Loan Purchase Agreement dated as of July 31, 2009 between Bank of America, N.A., as Buyer and Pulte Mortgage LLC, as Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTE HOMES, INC.

Date: August 6, 2009	By:	/s/ Steven M. Cook
Name: Steven M. Cook
Title: Senior Vice President,
General Counsel and Secretary

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